Exhibit 10.1

LLC INTERESTS PURCHASE AGREEMENT

BY AND AMONG

COLLEXIS HOLDINGS, INC.,

LAWRITER, INC.,

LAWRITER LLC,

OSBA.COM LLC,

AND

INSTITUTE OF LEGAL PUBLISHING, INC. (f/k/a Lawriter Corporation)

ET AL.

Dated as of February 1, 2008

LLC INTERESTS PURCHASE AGREEMENT

THIS LLC INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 1, 2008 (the “Effective Date”) by and among Collexis Holdings, Inc., a Nevada corporation (“Collexis”), Lawriter, Inc., a Nevada corporation and wholly-owned Subsidiary of Collexis (“Acquisition Sub” and, together with Collexis, “Buyer”), Lawriter LLC, an Ohio limited liability company (“Lawriter”), OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and Institute of Legal Publishing, Inc. (f/k/a Lawriter Corporation), an Ohio corporation (“Lawcorp” and, collectively with OSBA, “Members” or “Sellers”). Buyer, Lawriter, and Sellers are referred to collectively herein as the “Parties.” For purposes of Sections 6, 8, 9 and 11 of this Agreement only, Joseph W. Shea, III (“Shea”), Denny L. Ramey (“Ramey”) and the Association shall be added as parties (hereinafter, individually, the “Ancillary Party,” and collectively the “Ancillary Parties”).

WHEREAS, Members in the aggregate own all of the limited liability company interests of Lawriter; and

WHEREAS, Buyer desires to purchase from Members, and Members desire to sell to Buyer, all of the issued and outstanding limited liability company interests of Lawriter in return for cash and certain other consideration described herein.

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1. DEFINITIONS.

“Acquisition Taxes” shall have the meaning ascribed thereto in Section 8 of this Agreement.

“Additional Analytical Publications” shall mean books or treatises now or hereafter published by Shea or his Affiliates.

“Additional Content” has the meaning set forth in Section 6(h) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Association” means the Ohio State Bar Association.

“Bankruptcy Law Handbook” shall mean that certain book which is a treatise on bankruptcy law.

“Business Reps” has the meaning set forth in Section 8 below.

“Buyer” has the meaning set forth in the preface above.

“Cap” has the meaning set forth in Section 8 below.

“Cincinnati Court Index Press” shall mean that certain news publication that is the law publication of the Hamilton County Courts in the State of Ohio.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in 2(c) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collexis Products” has the meaning set forth in Section 2(b) below.

“Confidential Information” has the meaning set forth in Section 6.

“Consortium Capital Contribution” has the meaning set forth in Schedule 2(b)(ii)(C) below as to each Consortium License.

“Consortium Licenses” has the meaning set forth in Section 2(b) below.

“Consortium Net Profit” has the meaning set forth in Section 2(b) below (also referred to by the Parties as the “Piece of the Rock Payments”).

“Consortium Party” shall mean a party to a Consortium License other than Lawriter.

“Controlled Group” has the meaning set forth in Code Section 1563.

“Core Rep” has the meaning set forth in Section 8 below.

“Deductible” has the meaning set forth in Section 8 below.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Earnout” has the meaning set forth in Section 2(b) below.

“Earnout Percentage” has the meaning set forth in Section 2(b) below.

“Earnout Period” has the meaning set forth in Section 2(b) below.

“Earnout Start Date” has the meaning set forth in Section 2(b) below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in

ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrances” shall mean any and all indebtedness, liabilities, encumbrances, liens, obligations, restrictions, or claims against or relating to Lawriter or all or any part of its assets, including the Lawriter and Casemaker trademarks, known or unknown, contingent or liquidated, and such other indebtedness, liabilities, encumbrances, liens, obligations, restrictions, or claims (contractual or otherwise) as may relate thereto.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Lawriter for purposes of Code Section 414.

“Escrow Agent” means Escrow Associates, Inc.

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit A.

“Escrowed Materials” has the meaning set forth in Section 6(h).

“Financial Statements” has the meaning set forth in Section 4(f) below.

“Fixed Payment” has the meaning set forth in Section 2(b) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Georgia Courts” has the meaning set forth in Section 11(h) below.

“Georgia Law” has the meaning set forth in Section 11(h) below.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Joint Venture Agreement” shall have the meaning ascribed thereto in Section 4(m)(xi) of this Agreement.

“Knowledge” means, except as otherwise provided in this Agreement, actual knowledge after reasonable investigation. A Person (other than an individual) will be deemed to have “Knowledge” (as defined in this definition or otherwise in this Agreement) of a particular fact or other matter if any individual who is serving or has served as a member, director, officer, partner, executor, or trustee of such Person (or in any similar capacity) had Knowledge of such fact or other matter or any such Person who shall be serving in such capacity at the time “knowledge” is to be determined, has knowledge as defined herein.

“Lawcorp” has the meaning set forth in the preface above.

“Lawriter” has the meaning set forth in the preface above.

“Lawriter Interests” means all of that right, title and interest held by a Person in Lawriter, including, without limitation, all voting rights, economic rights, capital interests and income interests therein.

“Lawriter Operating Agreement” means the Limited Liability Company Agreement of Lawriter, dated June 20, 2000, as amended.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Lawriter.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Lawriter holds any Leased Real Property.

“Legal Research Services” has the meaning set forth in Section 2(b) below.

“License Agreement” shall mean that certain agreement entered into by and between Lawriter and the Association as of the 20th day of June 2000, as amended by that certain amendment dated June 20, 2006, and the License Agreement Amendment.

“License Agreement Amendment” shall mean that certain amendment to the License Agreement and having such terms and conditions as are contemplated in this Agreement, a form of which is attached hereto and marked as Exhibit B.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Lawriter, taken as a whole, excluding any effect or change arising out of either of the following: (a) any change or trend in the economy in general or generally in the industry in which Lawriter operates, or (b) this Agreement or the transactions contemplated by this Agreement.

“Members” has the meaning set forth in the preface above.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Balance Sheet Date” means the date of the Most Recent Balance Sheet.

“Most Recent Financial Statements” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(f) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Sales” has the meaning set forth in Section 2(b) below.

“Net Taxes” shall have the meaning ascribed thereto in Section 8 of this Agreement.

“OATL Verdict Reporter” shall mean that certain monthly publication of the Ohio Academy of Trial Lawyers that summarizes various verdicts and settlements.

“Ohio Evidence Manual” means that certain book which is a treatise on the Ohio rules of evidence.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Original Database and Software” has the meaning set forth in Section 4(l) below.

“OSBA” has the meaning set forth in the preface above.

“OSBA Member” shall have the meaning ascribed to the term “Member” in the License Agreement.

“Parties” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” has the meaning set forth in Section 4(s) below.

“Post-Closing Covenant” shall mean any covenant or agreement made or given in Section 6 of this Agreement with respect to any act, action, refrain, limitation or other matter that is to occur following (as opposed to on or before) the Closing.

“Pre-Closing Tax Period” has the meaning set forth in Section 9(a) below.

“Proprietary Information” has the meaning set forth in Section 6(d) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Ramey” shall have the meaning ascribed thereto in the preface above.

“Receiving Party” shall have the meaning ascribed thereto in Section 6(d).

“Regulatory Rep” has the meaning set forth in Section 8 below.

“Representatives” has the meaning set forth in Section 6(d) below.

“Restricted Territory” shall mean the territory defined as the United States of America and its several territories.

“Scheduled Payment” shall have the meaning ascribed thereto in Section 2(b)(i)(B)(3) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Agreement” has the meaning set forth in Section 2(b) below.

“Sellers” has the meaning set forth in the preface above.

“Service” means the Casemaker® online legal research service made available to a Consortium Party pursuant to its respective Consortium License and to the Association pursuant to the License Agreement.

“Shea” shall have the meaning ascribed thereto in the preface above.

“Shea Carveout” means, collectively (i) the Ohio Evidence Manual, (ii) the Bankruptcy Law Handbook, (iii) the OATL Verdict Reporter, (iv) the Cincinnati Court Index Press, and (v) the Additional Analytical Publications.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Successor Business” has the meaning set forth in Section 2(b) below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8(d) below.

“Thunderstone Agreement” has the meaning set forth in Section 6(j) below.

“Thunderstone Obligation” has the meaning set forth in Section 6(j) below.

“Thunderstone Software” has the meaning set forth in Section 6(j) below.

“Trade Secrets” has the meaning set forth in Section 6 below.

“Triggering Event Fees” has the meaning set forth in Schedule 2(b)(ii)(C) below as to each Consortium License.

“Updated Content” has the meaning set forth in Section 6(h) below.

“Updated Thunderstone Software” shall have the meaning ascribed thereto in Section 6(h) of this Agreement.

WARN Act” has the meaning set forth in Section 4(r) below.

SECTION 2. PURCHASE AND SALE OF LAWRITER INTERESTS.

(a) Summary of Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase all of the Lawriter Interests from the Members and each Member agrees to sell, transfer and assign to Buyer all of its Lawriter Interest for the consideration specified below in this Section 2.

(b) Purchase Price. As the sole and complete consideration for the Lawriter Interests, Buyer agrees to pay the following: (i) the Fixed Payment and (ii) the Earnout (if any), as follows (the Fixed Payment and the Earnout (if any) being referred to hereinafter collectively as the “Purchase Price”):

(i) Fixed Payment. The Fixed Payment is Nine Million Dollars ($9,000,000) (the “Fixed Payment”), payable as follows:

(A) OSBA Portion. One half of the Fixed Payment (or $4,500,000) shall be paid to OSBA as follows:

(1) a cash payment of $1,125,000 at the Closing, by wire transfer of immediately available funds to such account designated by OSBA in writing at least one business day prior to the Closing Date;

(2) four cash payments of $313,750 each, for a total of $1,255,000, by wire transfer in immediately available funds to such account designated by OSBA in writing at least one business day prior to the applicable payment date, payable during the first year following the Closing respectively on the 3-month, 6-month, 9-month and 1-year anniversaries of the Closing Date; and

(3) either (y) crediting against the balance, 100% of the monthly fee that would otherwise be payable by the Association to Lawriter under the License Agreement for the Service for the sixty (60) months following the Closing (which equals a credit of approximately $424,000 per twelve month period or $2,120,000 in total); provided, however, that the License Agreement Amendment shall extend the term of the License Agreement to accommodate such credit and to make such further changes as are described in Section 6(i) of this Agreement, or (z) paying all or any portion of such balance directly to OSBA on a monthly basis, in which case the Association would resume making payments to Lawriter under the License Agreement as would thereafter come due in the Ordinary Course of Business; provided, further, that with respect to the unpaid portion of the Fixed Payment, Buyer shall have the right to prepay all or any portion thereof.

(B) Lawcorp Portion. One-half of the Fixed Payment (or $4,500,000) is to be paid to Lawcorp as follows:

(1) a cash payment of Five Hundred Thousand Dollars ($500,000) at the Closing, by wire transfer in immediately available funds to such account designated by Lawcorp in writing at least one business day prior to the Closing Date;

(2) Four Hundred Ninety Nine Thousand Nine Hundred and Ninety Nine Dollars and Fifty Cents ($499,999.50) in shares of Collexis common stock is to be paid at Closing, which for purposes hereof shall result in the subscription for and issuance of Six Hundred Sixty Six Thousand Six Hundred and Sixty Six (666,666) shares of Collexis common stock, based on an agreed value of seventy-five cents ($0.75) per share (the "Stock") pursuant to the Investor Letter (as defined below); provided, however, that Lawcorp shall have first completed Collexis’ Investor Letter, a copy of which form is attached hereto and marked as Exhibit 2(b)(i)(B)(2)(the “Investor Letter”) [Collexis shall instruct its transfer agent to deliver to Lawcorp a certificate for the Stock promptly after Closing. Lawcorp and Collexis agree that the Stock shall be “restricted securities” under Rule 144. Collexis represents and warrants that it has made as of the Closing and shall make thereafter all necessary filings with the SEC as required under the Securities Act of 1933 and to take such other actions as are reasonably requested by Lawcorp, including, without limitation, the issuance of legal opinions if required, so as to permit Lawcorp to sell the Stock in accordance with such Rule.]; and

(3) Three Million Five Hundred Thousand Dollars and Fifty Cents ($3,500,000.50) to be paid in scheduled cash payments in the amounts and as of the dates as follows (collectively, the “Scheduled Payments”): (x) Five Hundred Thousand Dollars and Fifty Cents ($500,000.50), which amount is to be paid on or before the 8th day of February 2008; and (z) Seven Hundred Fifty Thousand Dollars ($750,000) each upon and coincident with the first, second, third, and fourth anniversaries of the Closing; provided, however, that with respect to the Scheduled Payments, Buyer shall have the right to prepay all or any portion thereof, the obligation for which shall be secured by a pledge of Lawriter’s accounts receivables earned from the Consortium Licenses in the event of a default in the payment of any one of the installments payments to Lawcorp described under this Section 2(b)(i)(B)(2) and a first-priority lien on the Lawriter equipment pursuant to a Security Agreement in the form attached hereto as Exhibit E (the “Security Agreement”) to secure such installment payments.

(ii) Earnout.

(A)  Earnout Defined. For purposes of this Section 2(b)(ii), “Earnout” shall mean a lump sum cash payment equal to the product of the Earnout Percentage multiplied by Net Sales of the Successor Business during each calendar quarterly period within the Earnout Period, reduced by the Consortium Net Profits; provided, however, that in no event shall the aggregate of any or all such cash payments exceed Fifteen Million Dollars ($15,000,000).

(B) Payment. The Earnout shall be divided equally and paid on a prorata basis to each Member (in each case, by wire transfer in immediately available funds to such account designated by Lawcorp or OSBA, respectively, in writing at least one business day prior to the applicable payment date) within twenty (20) days following the end of such quarterly period to which it relates and adjusted in subsequent periods as necessary to reflect any changes in Net Sales as set forth in Buyer’s annual audited financial statements for the applicable fiscal period. The Earnout shall be paid with respect to Net Sales during the period beginning on the Earnout Start Date (as defined below) and ending on the last day of the 60th calendar month thereafter (the “Earnout Period”), with the calculation for any part year period being determined on a pro rata monthly basis by Buyer’s auditors.

(C) Additional Definitions. For purposes of the Earnout, the following phrases shall have the meaning ascribed thereto: (1) “Consortium Net Profits” shall mean that amount as may become due to each Consortium Party (collectively, the “Consortium Parties”) in accordance with its respective Consortium License as a result of the transaction contemplated in this Agreement, which for this purpose, each of the Members shall have provided on Schedule 2(b)(ii)(C)(1) its respective “Consortium Capital Contribution” as of Closing and on a supplement to such Schedule its Triggering Event Fees not later than thirty (30) days following Closing; (2) “Consortium Licenses” shall mean those agreements set forth under the heading “Consortium Licenses” in Section 4(m) of the Disclosure Schedule; (3) “Earnout Percentage” means 3.75% of Net Sales; provided, however, that if prior to the Earnout Start Date, Buyer (or any Affiliate thereof) does not acquire one or more USA legal content providers having aggregate annual Net Sales of at least One Million Dollars ($1,000,000), then the Earnout Percentage will be increased from 3.75% of Net Sales to 3.9% of Net Sales; provided, further, that such Earnout Percentage shall return to 3.75% as of the date of the acquisition by Buyer or any of its Affiliates of such a content provider or providers and thereafter for the remainder of the Earnout Period; (4) “Earnout Start Date” means the first to occur of the following dates: (y) the first day of that calendar month on which the aggregate Net Sales of the Successor Business for each of the previous three consecutive calendar months following the Closing have been at least equal to $2,750,000, or (z) the first day of the eighteenth month following Closing; (5) “Legal Research Services” means the marketing, sales, licensing or other business undertaking relating to the online use (y) to any individual, business, or other entity (including, without limitation bar associations, law firms or lawyers) of the Escrowed Materials, and (z) to bar associations, law firms or lawyers of those other products and services that are described on that certain document labeled “The New Lawriter” (a copy of which is attached hereto as Schedule 2(b)(ii)(C)(5)); (6) “Net Sales” means the gross revenues of the Successor Business from Legal Research Services, less returns, discounts, allowances, sales taxes, and bad debt reserves, all as determined in accordance with GAAP; provided, however, that in no event shall Net Sales include any such Successor Business revenue derived from Collexis Products; (7) “Collexis Products” shall mean any product or service that does not constitute Legal Research Services, which products and services include, without limitation, transactions, e-discovery and customized solutions or any other products or services created, invented, developed or otherwise in-licensed by Buyer or any Affiliate thereof that do not constitute Legal Research Services; and (8) “Successor Business” means Lawriter, Buyer or any Affiliate thereof.

(D) With each quarterly Earnout payment, Buyer shall furnish to Sellers complete and detailed written information as to the Net Sales for such quarter and all other matters upon which the calculation of the amount of the payment was based. Not more than once per any twelve consecutive monthly period, Sellers shall have the right to jointly appoint an independent certified public accountant who may on Sellers’ behalf review at Sellers’ sole cost and expense Buyer’s books and records as and to the extent the same shall pertain to the Earnout to verify such information and the calculation of the Earnout payment amount and to speak with Buyer’s auditors with respect to the same; provided, however, that such rights shall lapse upon and coincident with the first anniversary of the last day of the Earnout Period; provided, further, that if the review conducted under this Section 2(b)(ii)(D) evidences that the Earnout payment made hereunder is underpaid by more than ten (10%) of the amount that should have been paid, then Buyer shall be obligated to reimburse Sellers for the expenses reasonably and actually incurred by Sellers for such annual review undertaken in connection therewith.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson Hine LLP, 10 West Broad Street, Suite 700, Columbus, Ohio 43215, simultaneously with the execution of this Agreement, or such other location, date and time as the parties shall mutually agree (the “Closing Date”).

(d) Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) if the Lawriter Interests are certificated, each Member will deliver to Buyer limited liability company certificates representing all of its Lawriter Interests, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each Member the consideration specified in Section 2(b) above to be paid at Closing.

(e) Withholding Rights; Deductions. Buyer shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any related agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the sale of the Lawriter Interests owed by such Person as of the Closing. To the extent that amounts are so withheld or deducted by the Buyer such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Buyer. Buyer will pay over to the appropriate governmental entity amounts withheld under this clause.

SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION.

(a) Sellers’ Representations and Warranties. Each Seller severally represents and warrants to Buyer that the statements contained in this Section 3(a) with respect to it, and each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Section 3(a) with respect to Lawriter, are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)).

(i) Organization of Members. Each Member is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

(ii) Authorization of Transaction. Each Seller has full power and authority (including, as applicable, full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and to which Seller is to be a party has been duly authorized by such Seller.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of its charter, bylaws or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets are subject, or result in the imposition of any Lien upon any of its assets, or (C) result in the imposition or creation of a Lien upon or with respect to any Lawriter Interests.

(iv) Brokers’ Fees. Neither Lawriter nor any other Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Lawriter Interests. Each Member holds of record and owns beneficially its respective 50% of the Lawriter Interests, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands (other than any of the foregoing arising under the Securities Act, state securities laws, the Joint Venture Agreement, or the Lawriter Operating Agreement). No Member is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement, the Joint Venture Agreement, or the Lawriter Operating Agreement) that could require it to sell, transfer, or otherwise dispose of any limited liability company interest of Lawriter. No Member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any limited liability company interest of Lawriter other than the Lawriter Operating Agreement. Notwithstanding the foregoing, the Lawriter Operating Agreement shall be terminated upon and coincident with Closing.

(vi) Piece of the Rock Payments. The Consortium Capital Contribution and Triggering Event Fees are equal to the amounts and the formula by which the corresponding “Piece of the Rock” payment due and owing under each of the respective Consortium Licenses are as reflected on Schedule 2(b)(ii)(C) as prepared for each respective Consortium Party and Consortium License referenced thereon. The “Piece of the Rock” payments required to be made under the Consortium Agreements in connection with the transaction contemplated in this Agreement are the only payments Lawriter is required to make to any Person in connection with the transactions contemplated by this Agreement.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

(i) Organization of Buyer. Each Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Each Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. Buyer is not acquiring the Lawriter Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

SECTION 4. REPRESENTATIONS AND WARRANTIES CONCERNING LAWRITER.  Lawriter and each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization, Qualification, and Corporate Power. Lawriter is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Lawriter is duly qualified and authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Lawriter has full limited liability company power and authority to carry on the business in which it is engaged and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors or managers and officers of Lawriter. Lawriter has delivered to Buyer correct and complete copies of the certificate of formation or other charter documents of Lawriter and the Lawriter Operating Agreement (in each case as amended to date). There are no agreements among Lawriter and its Members or among the Members relating to or otherwise governing the issues reflected in the Lawriter Operating Agreement other than the Joint Venture Agreement and the Lawriter Operating Agreement. The minute books (containing the records of meetings of the members, the board of directors or managers, and any committees of the board) of Lawriter are correct and complete. Lawriter is not in default under or in violation of any provision of its charter or the Lawriter Operating Agreement.

(b) Capitalization. The entire authorized equity of Lawriter consists of limited liability company interests, of which each Member is both the record and beneficial owner of 50%. All of the Lawriter Interests have been duly authorized, are validly issued, fully paid, and non-assessable. Except as may otherwise be provided in the Joint Venture Agreement or the Lawriter Operating Agreement (which Operating Agreement shall be terminated upon and coincident with Closing), (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Lawriter to issue, sell, or otherwise cause to become outstanding any equity of Lawriter other than the Lawriter Interests held by the Members; (ii) there are no outstanding or authorized appreciation, phantom, profit participation, or similar rights with respect to Lawriter Interests; and (iii) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the limited liability company interests of Lawriter. All offers or sales of securities of Lawriter have been made in accordance with applicable securities laws, including compliance with applicable exemptions under the Securities Act and applicable state securities laws.

(c) Non-contravention. Lawriter is not required to give any notice to, make any filing with, or obtain any authorization, consent, waiver or approval of any government or governmental agency or other third party (except as may otherwise be provided in the Lawriter Operating Agreement, which agreement shall be terminated upon and coincident with Closing) in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, waiver or approval would not have a Material Adverse Effect.

(d) No Subsidiaries. Lawriter does not have any Subsidiaries or Affiliates other than Sellers.

(e) Title to Assets. Lawriter has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or otherwise shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens or other Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Lawriter has good and marketable title, free and clear of all Liens or other Encumbrances, to the assets listed on Schedule 4(e) as being owned by Lawriter, and as of the Closing Date, will have good and marketable title, free and clear of all Liens or other Encumbrances, to the federal registrations of the Lawriter and the Casemaker trademarks now being used by Lawriter in connection with its business. Neither Member holds, owns, claims or otherwise asserts any rights whatsoever to any property or right thereto used by Lawriter in the Ordinary Course of Business or otherwise owned by Lawriter.

(f)  Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) compiled and reviewed consolidated balance sheets and profit and loss statements and changes in cash flow as of and for the fiscal year ended December 31, 2006 (the “Most Recent Fiscal Year End”) for Lawriter; and (ii) unaudited consolidated balance sheets and statements of income and expense (the “Most Recent Financial Statements”) for the month and interim period ended November 30, 2007 (the “Most Recent Fiscal Month End”) for Lawriter. The Financial Statements (including the notes thereto) are true, correct and complete, have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Lawriter as of such dates and the results of operations of Lawriter for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(g) Events Subsequent to Most Recent Fiscal Year End. Except as expressly set forth below in this Subsection (g), since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) Lawriter has not sold, leased, transferred, or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

(ii) except as provided in Schedule 4(g)(A), (C), (D), (E), (F) and (G), Lawriter has not entered into any agreement, contract, lease, or license;

(iii) except as provided in Schedule 4(g)(B), (C), (D), (E), (F) and (G), no party has accelerated, terminated, made material modifications to, or canceled any agreement, contract, lease, or license to which Lawriter is a party or by which it is bound;

(iv) Lawriter has not imposed or suffered any Lien upon any of its assets, tangible or intangible;

(v) Lawriter has not made any capital expenditures outside the Ordinary Course of Business;

(vi) Lawriter has not made any capital investment in, or any loan to, any other Person outside the Ordinary Course of Business;

(vii) Lawriter has not created, incurred, assumed, or guaranteed more than $10,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(viii) Lawriter has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(ix) there has been no change made or authorized in the charter of Lawriter or the Lawriter Operating Agreement;

(x) Lawriter has not issued, sold, or otherwise disposed of any limited liability company interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such interests;

(xi) Except as otherwise provided in Section 5(c) below, Lawriter has not declared, set aside, or paid any dividend or made any distribution with respect to its limited liability company interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of such interests;

(xii) Lawriter has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, normal wear and tear excepted;

(xiii) except as provided in Schedule 4(g)(D) and (E), Lawriter has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business;

(xiv) except as provided in Schedule 4(g)(F), Lawriter has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) Lawriter has not granted any increase in the base compensation of any of its directors or managers, officers, or employees outside the Ordinary Course of Business;

(xvi) Lawriter has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors or managers, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) Lawriter has not made any other change in employment terms for any of its directors or managers, officers, or employees outside the Ordinary Course of Business;

(xviii) Lawriter has not made any loans or advances of money; and

(xix) Lawriter has not committed to any of the foregoing.

(h) Undisclosed Liabilities. Lawriter does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) of the type requiring financial statement disclosure, except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(i) Legal Compliance. Lawriter has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(j) Tax Matters.

(i) Lawriter has filed all federal Tax Returns and all state or other Tax Returns that it was required to file. All such Tax Returns as so filed are true and correct in all material respects and disclose the true and correct distributable net income of the members thereof for the periods covered thereby. All Taxes due and owing by Lawriter (whether or not shown on any Tax Return) have been paid. Lawriter is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Lawriter. Lawriter has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) There is no dispute or claim concerning any Tax liability of Lawriter either

(A) claimed or raised by any authority in writing or (B) as to which any of Sellers and the directors or managers or officers of Lawriter has Knowledge based upon personal contact with any agent of such authority.

(iii) Section 4(j) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Lawriter for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Lawriter on or since December 31, 2003. Lawriter has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) The unpaid Taxes of Lawriter (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) for all periods prior to the Closing will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Lawriter in filing its Tax Returns.

(v) Lawriter will not be required to include any item of income in, or exclude any item of deduction from, its distributable net income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date; or

(E) prepaid amount received on or prior to the Closing Date.

(k) Real Property.

(i) Lawriter does not own any real property or any interest in leased property, except for the leaseholds created under the real property leases identified in clause (ii) below.

(ii) Section 4(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete description of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document) used in Lawriter’s business or with respect to which it otherwise has any obligation. Sellers have delivered to Buyer a true and complete copy of each such Lease document, including any amendments thereto. Except as set forth in Section 4(k)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) Lawriter’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(D) neither Lawriter, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) Lawriter does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, Lawriter;

(H) Lawriter has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I) Lawriter has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(l) Intellectual Property.

(i) Section 4(l)(i) of the Disclosure Schedule contains a listing of all materials included in the database made available in the Service and all computer software that is part of the operation of the Service (collectively, the “Original Database and Software”).

(ii) Lawriter has not interfered with, infringed upon, misappropriated or violated any

Intellectual Property rights of third parties; and none of Sellers or the directors, members or officers of Lawriter has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Lawriter must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Lawriter, Sellers, and the directors, members, or officers of Lawriter, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Lawriter (with, for purposes of this Section 4(l)(ii), the definition of Knowledge to include knowledge that Lawriter, Sellers, or the directors, members, or officers of Lawriter reasonably could be expected to discover or otherwise become aware of in the Ordinary Course of Business or in the proper discharge of their obligations).

(iii) Lawriter Owned & Out-Licensed IP. Section 4(l)(iii) of the Disclosure Schedule identifies each license, sublicense, agreement, or other permission that Lawriter has granted to any third party with respect to the Original Database and Software or any of its other Intellectual Property (together with any exceptions). Lawriter has no patents or registrations or applications with respect thereto, or any copyright registrations or applications with respect thereto. Lawriter has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) which are in writing. Section 4(l)(iii) of the Disclosure Schedule also identifies each item of Intellectual Property not otherwise described in Subsection (iv) below (including, without limitation, trade names or unregistered trademarks, service marks, corporate names, Internet domain names, copyright and computer software items) which is used by Lawriter in connection with its business, owned by or to which rights are held by Lawriter, and the loss of use of which could have a Material Adverse Effect. With respect to each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Disclosure Schedule:

(A) Lawriter possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Lawriter has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Third Party IP. Section 4(l)(iv) of the Disclosure Schedule identifies (A) any part of the Original Database and Software that any third party owns and that Lawriter uses in connection with its business; and (B) any item of Intellectual Property other than the Original Database and Software that any third party owns, that Lawriter uses, and that the loss of use of which could have a Material Adverse Effect. Sellers have delivered to

Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) pursuant to which any such use described under this Subsection is made or otherwise described on Section 4(l)(iv) of the Disclosure Schedule. With respect to each item of Intellectual Property required to be identified in Section 4(l)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects;

(B) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(D) Lawriter has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers, Lawriter, including a failure by Sellers or Lawriter to pay any required maintenance fees).

(v) Lawriter owns or possesses or has the right to use (A) all of the Original Database and Software, and (B) all other Intellectual Property used in or as is necessary for the operation of its business as now being conducted and the loss of use of which could have a Material Adverse Effect. Each item of Intellectual Property owned or used by Lawriter immediately prior to the Closing will be owned or available for use by Lawriter on identical terms and conditions immediately subsequent to the Closing. Lawriter has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(vi) The foregoing representations and warranties, and all other applicable representations and warranties in this Section 4, shall encompass the federal registrations of the “Lawriter” and “Casemaker” trademarks being conveyed to Lawriter prior to Closing.

(m) Contracts. Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements to which Lawriter is a party and pursuant to which either party thereto has any outstanding performance obligation thereunder on the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $10,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition;

(vi) the License Agreement;

(vii) the Consortium Licenses;

(viii) the Thunderstone Agreement;

(ix) the Lawriter Operating Agreement;

(x) the Trademark License Agreement;

(xi) that certain Joint Venture Agreement, dated as of June 20, 2000, by and among the Association, OSBA, Shea and Lawcorp (the “Joint Venture Agreement”);

(xii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

(xiii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in Section 4(m) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(m) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect, and the other party to such agreement has no right to modify or terminate the same as a result of the consummation of the transactions contemplated hereby; (B) to the Knowledge of Lawriter, Sellers, and the directors, managers, and officers of Lawriter, no party is in breach or default and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

(n) Notes and Accounts Receivable. All notes and accounts receivable of Lawriter are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Lawriter.

(o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Lawriter.

(p) Insurance. Section 4(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Lawriter is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(q) Litigation. Section 4(q) of the Disclosure Schedule sets forth each instance in which Lawriter (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Lawriter, Sellers, or any director, manager, or officer of Lawriter, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator.

(r) Employees. To the Knowledge of Lawriter, Sellers, or any director, manager, or officer of Lawriter, no executive, key employee or significant group of employees plans to terminate employment with Lawriter during the next twelve (12) months. Lawriter is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Lawriter has not committed any unfair labor practice. There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Lawriter. Within the past three (3) years, Lawriter has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(s) Employee Benefits. Lawriter has no Employee Benefit Plans. Lawriter does not maintain, contribute to or have an obligation to contribute to, or have any liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Lawriter other than in accordance with COBRA. Section 4(s) of the Disclosure Schedule lists each written agreement, contract, or other arrangement—whether or not an Employee Benefit Plan (collectively a “Plan”)—to which Lawriter is a party that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such Plan either (A) complies with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder or (B) has been operated in good faith compliance with such requirements.

(t) Guaranties. Lawriter is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(u) Business Continuity. The Service has not experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of the Service, except, however, that for not more than two separate occasions during that twenty-four consecutive monthly period prior to Closing the Service suffered interruption for not more than 24 hours.

(v) Certain Business Relationships With Lawriter. None of Sellers, their Affiliates, Sellers’ directors, managers, officers and employees, and Lawriter’s directors, managers, officers, employees, and Members has been involved in any business arrangement or relationship with Lawriter within the past twelve (12) months, and none of the Sellers, their Affiliates, Sellers’ directors, managers, officers, employees, members and shareholders and Lawriter’s directors, managers, officers, employees, and Members owns any asset, tangible or intangible, that is used in the business of Lawriter, except for the Casemaker and the Lawriter trademarks which shall be transferred to Lawriter prior to the Closing.

(w) Disclosure. None of the representations or warranties made by any Seller in this Agreement, nor any statement made in any Schedule or any certificate, instrument or document furnished by any Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements and information contained herein or therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its or his best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section

3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

(c) Operation of Business. Lawriter shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Lawriter shall not declare, set aside, or pay any dividend or make any distribution with respect to, or redeem, purchase, or otherwise acquire, any of its limited liability company interests, provided, however, that Lawriter may, prior to Closing, distribute on such terms and conditions as Members shall agree (i) all accounts receivable and cash and cash equivalents on hand immediately prior to Closing in excess of that which is (A) equal to a pro rata portion of the monthly revenues of Lawriter for that portion of the calendar month remaining from and after the date of Closing, and (B) required to pay Lawriter’s payroll obligations and other payables existing on the Closing, and (ii) the Texas Bar Association promissory note, so long as any such distribution does not result in a default thereof. In the event that, after the Closing, Lawriter receives payment with respect to any accounts receivable distributed to the Members prior to the Closing or any payment with respect to the Texas Bar Association promissory note, Buyer shall cause Lawriter to promptly remit the same to the Members on a prorata basis thereof.

(d) Preservation of Business. Lawriter shall keep its business and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Audit/Full Access; Confidentiality. Lawriter shall permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Lawriter, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Lawriter or its business. Each Party and its Representatives shall keep all Proprietary Information of the other Parties confidential and shall make no use of such Proprietary Information for any purpose other than in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated, each Party shall promptly return to the other Parties all Proprietary Information of the other Parties then in its possession.

(f) Notice of Developments. Sellers or Lawriter, as applicable, will give prompt written notice to Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. No Seller will (and Sellers shall not cause or permit Lawriter to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person other than Buyer relating to the acquisition of any limited liability company interests or other voting securities, or any substantial portion of the assets, of Lawriter (including any acquisition structured as a merger, consolidation, or interests/share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person other than Buyer to do or seek any of the foregoing. No Seller will vote his, her, or its Lawriter Interests in favor of any such acquisition. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

(h) Leases. Lawriter will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall Lawriter enter into any new lease, sublease, license or other agreement for the use or occupancy of any Leased Real Property, without the prior written consent of Buyer.

(i) Tax Matters. Without the prior written consent of Buyer, Lawriter shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Lawriter, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Lawriter, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Lawriter for any period ending after the Closing Date or decreasing any Tax attribute of Lawriter existing on the Closing Date.

SECTION 6 POST-CLOSING COVENANTS. Each of the Parties and, where so expressly stated, the Ancillary Parties, agrees as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties and Ancillary Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Sellers and Lawriter acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Lawriter, its business and assets; provided, however, that Sellers shall be entitled to retain or to receive copies of all such documents and financial data and to use the same to fulfill their obligations under this Agreement or in connection with the termination of their ownership of Lawriter; provided, further, that in no event shall Sellers have any right whatsoever to retain under this Section all or any part of the Escrowed Materials; and provided, further, that any and all such documents and data shall constitute the Proprietary Information of Lawriter and as a consequence thereof, shall be subject to the terms and conditions of Section 6(d) below.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Lawriter, each of the other Parties and Ancillary Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c) Transition. Until the expiration of the Restrictive Period (as defined in Section 6(e)(1) below), neither Seller nor any Affiliate thereof or any Ancillary Party shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Lawriter from maintaining the same business relationships with Lawriter after the Closing as it maintained with Lawriter prior to the Closing.

(d) Confidentiality.

(i) As used in this Agreement, the term “Proprietary Information” means, with respect to any Person, collectively all Trade Secrets and Confidential Information (each as defined below), whether written or oral, furnished (whether before or after the date hereof) or otherwise made available by such Person or its owners, members, partners, directors, managers, officers, employees, Affiliates, representatives (including its financial advisors, attorneys and accountants) or agents (collectively, “Representatives”) to any other Person or its Representatives, and all analyses, compilations, forecasts, studies, notes or other documents prepared by such other Person or its Representatives in connection with the transactions contemplated by this Agreement or which contain or reflect any such information; provided, however, that the term “Proprietary Information” shall not include information that (A) is or becomes publicly available other than as a result of a disclosure by any Person or its Representatives in violation of this Agreement, or (B) is or becomes available to such other Person on a non-confidential basis from a source that is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation.

(ii) Sellers and each Affiliate thereof and each Ancillary Party (each a “Receiving Party”) shall keep all Proprietary Information of Buyer and after the Closing of Lawriter confidential and shall not (except as required by applicable law, regulation or legal process, and then only after compliance with the last sentence of this Section) without the prior written consent of Buyer, disclose any such Proprietary Information in any manner whatsoever or use any such Proprietary Information for any purpose whatsoever except for the purposes expressly contemplated by this Agreement; provided, however, that a Receiving Party may reveal such Proprietary Information to its Representatives (A) who need to know such Proprietary Information for the purposes contemplated by this Agreement, (B) who are informed by such Seller of the confidential nature of the Proprietary Information, and (C) who agree to act in accordance with the terms of this Section. In the event that any Receiving Party or any of its Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any such Proprietary Information, that Person must notify Buyer promptly so that it may seek a protective order or other appropriate remedy or, in its sole and absolute discretion, waive compliance with the terms of this Section. In any event, such Receiving Party may furnish only that portion of such Proprietary Information that it is advised by counsel is legally required and shall exercise all commercially reasonable efforts to obtain reliable assurance, to the extent it is possible to obtain the same, that confidential treatment will be afforded to such Proprietary Information.

(iii) Each Receiving Party recognizes and acknowledges that any breach of its covenants in this Section will cause irreparable and material loss and damage to Buyer, the amount of which cannot be determined readily and as to which Buyer will not have an adequate remedy at law or in damages. Accordingly, in addition to any remedy Buyer may have in damages by an action at law, Buyer shall be entitled to the issuance of an injunction restraining any such breach or threatened breach or any other remedy at law or in equity for any such breach.

(iv) For purposes hereof, “Trade Secrets” means information of a Person or its Affiliates, without regard to form, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” means any information of a Person or its Affiliates, other than Trade Secrets, that is of value to such Person or its Affiliates and not generally known to their competitors, including such information held by a court of competent jurisdiction not to rise to the level of a Trade Secret under applicable law.

(e) Covenant Not to Compete.

(1) Each Seller and Ancillary Party acknowledges and agrees that as a mutual and fundamental aspect of the deal, and as a condition to the respective obligations of the parties at the Closing, and as a material and substantial inducement to the Buyer to enter into and perform its obligations hereunder and in consideration of the payments and other consideration to be received by the Sellers under this Agreement, such Seller and Affiliate thereof and Ancillary Party shall not, without the prior written consent of the Buyer, at any time during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the last day of the Earnout Period (the “Restrictive Period”), (i) directly or indirectly engage in, represent in any way, or be connected with, the Competing Business within the Restricted Territory, whether such engagement shall be as a director, a manager, an officer, an owner, an employee, a partner, an Affiliate or other participant in such Competing Business, (ii) assist any other Person in engaging in the Competing Business in the manner described in clause (i) above, (iii) induce or solicit any employee of the Buyer or any of its Subsidiaries or other Affiliates at any time during the Restrictive Period to terminate their employment with the Buyer or any of its Subsidiaries or other Affiliates, or to engage in the Competing Business, or (iv) induce or solicit any customer, vendor or agent or any other Person with which the Buyer or any or its Subsidiaries or other Affiliates has a business relationship, contractual or otherwise, at any time during the Restrictive Period to terminate or alter such business relationship. This covenant is considered an integral part of this Agreement. The foregoing restriction shall not apply to the ownership of publicly traded securities that represent less than five percent (5%) of the ownership interests of the issuer.

(2) As used herein, the term “Competing Business” means any business engaged, in whole or in part, in the provision of Legal Research Services; provided, however, that:

(i)
the Association may distribute, in hardcopy or online, its OSBA Report (commonly known as the Green Book), Ohio Lawyer, Bar Leader Memo, section or committee newsletters, or other publications sponsored or endorsed by the Association so long as any such materials or data, whether together or separately, do not result in the aggregation of content or create a database that would significantly compete with the Legal Research Services and in any event is not marketed for sale to Persons who are not OSBA Members or do not do business in Ohio;

(ii)
The Association may make available to its members any online legal information service at any time after expiration, termination, or cancellation of the License Agreement; provided, however, that any such service may only be made available by the Association having obtained such service from a third-party vendor as opposed to it engaging in such a Competing Business by way of starting, building, developing or otherwise conducting, directly or indirectly, an operation through which any such service, in turn, would be provided; and

(iii)
The Shea Carveouts, whether in hardcopy or online, shall not be considered a Competing Business so long as any such materials or data, whether together or separately, do not result in the aggregation of content or create a database that would significantly compete with the Legal Research Services.

(3) If, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area. If any one of such covenants is declared invalid for any reason, such determination shall not affect the validity of the remainder of the covenants. The other covenants set forth in this Section shall remain in effect as if the provision had been executed without the invalid covenants. The parties hereto hereby declare that they intend that the remaining covenants of the provision continue to be effective without any covenants that have been declared invalid. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section. Therefore, in the event of a breach or threatened breach of this Section, the Buyer or its successors or assigns may, in addition to other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Section (without posting a bond or other security).

(4) Without limiting the generality of subsections (1) or (2) above, Lawcorp shall, on or immediately after the Closing Date, change its name to a name that is not confusingly similar to “Lawriter” and cooperate with Buyer, including the execution and delivery of appropriate forms or instruments, to effectuate such change.

(f) Tolling. Sellers hereby expressly acknowledge and agree that in the event the enforceability of any of the terms of this Section 6 shall be challenged in court or pursuant to arbitration, but the enforceability is not enjoined (either temporarily or permanently) pending resolution of the challenge, if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the legal proceedings challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

(g) Ancillary Agreement. Unless and to the extent expressly provided to the contrary in the

Escrow Agreement, Section 6(a) through and including this subsection (g) shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one Party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such Sections.

(h) Escrow Arrangement. Upon and coincident with Closing, each of Buyer and Sellers shall execute the Escrow Agreement, pursuant to which, inter alia, Buyer and Sellers, as the case may be, will copy onto a DVD or otherwise deliver an electronic copy of and place into such escrow the Escrowed Materials, which would be available to OSBA solely for the purposes and circumstances described in the Escrow Agreement.  For purposes of this Agreement, the phrase “Escrowed Materials” shall mean a copy of (i) the Original Database and Software; (ii) the Additional Content; (iii) any and all US or US territory-related case law or primary legal materials which any Successor Business then has the right to utilize and otherwise transfer, assign or sublicense (subject in all cases to the limitations described in the immediately following sentence and any such existing agreements relating thereto)(hereinafter, the “Updated Content”); and (iv) the Thunderstone Software that is part of the operation of the Service as of the Closing Date, together with all updates, new releases, or versions of the Thunderstone Software received by Lawriter after the Closing Date (the “Updated Thunderstone Software”). Notwithstanding any provision of this Agreement or the Escrow Agreement to the contrary, neither is it intended for Buyer to escrow nor shall Buyer be obligated to escrow (1) cases resolved through settlement; (2) compilations of single-specialty databases (such as, for example, databases relating solely to patent law or tax law, etc.); (3) products and services described in Section 2(b)(ii)(C)(5)(z) that do not otherwise constitute Escrowed Materials; (4) the Collexis Products; (5) the Collexis search engine, even if the Collexis search engine is then being used by customers to access the Original Database and Software, Additional Content or Updated Content; or (6) other than the Additional Content and the Original Database and Software, any other software, update, release, release, version or other Intellectual Property or right thereto, whether or not expressly referenced in this Agreement, to which a Successor Business does not have the right to transfer, assign or sublicense, as the case may be, in the manner and to the extent contemplated in this Agreement or the Escrow Agreement; provided, however, that in no event shall Collexis or any Successor-Owned Business attempt to negotiate or negotiate an agreement for the use or purchase of Updated Content or Updated Thunderstone Software that would permit the assignment or other transfer thereof, but which would, as an exception thereto, preclude Collexis or the Successor Business from delivering an electronic copy of and placing into the escrow such content or software in accordance with the Escrow Agreement or to make the same available to OSBA to use for the purposes described in the Escrow Agreement. “Additional Content” shall mean all US or US territory-related legal materials listed in Schedule 6(h)(ii). Notwithstanding any provision in this Agreement or the Escrow Agreement to the contrary, the release of the Escrowed Materials to the Beneficiary (as defined under the Escrow Agreement) shall in no event grant, sell, transfer or assign to Beneficiary, the Association, Ramey or any other Person any right, title or interest in or to the names “Casemaker” or “Lawriter” or any copyright or trademark rights thereto.

In the event that Buyer fails to perform any of its obligations to OSBA under this Agreement or the Escrow Agreement and such failure continues unremedied for a period of thirty (30) days after notice of such failure is given to Buyer by OSBA, OSBA shall have the right to take any or all of the following actions: OSBA may declare all unpaid amounts owing to OSBA by Buyer under this Agreement to be immediately due and payable; OSBA may proceed to exercise its rights under the Escrow Agreement; and/or OSBA may proceed with court action against Buyer in accordance with Section 11(h). If OSBA elects to exercise its rights under the Escrow Agreement (whether exclusively or in connection with its other remedies) and OSBA receives the Escrowed Materials in accordance therewith, OSBA agrees that an amount equal to fifty percent (50%) of the Adverse Consequences OSBA suffered in connection with Buyer's breach shall be deemed satisfied by the delivery of the Escrowed Materials to OSBA.

(i) The License Agreement. Upon and coincident with Closing, the License Agreement Amendment will be executed by Lawriter and the Association, which amendment will provide for the crediting of payments as provided for in Section 2(b)(i)(3) above and a most-favored nations provision pursuant to which the Association will be extended rates for the Service that are no greater than the rates for the Service that are extended to other bar associations having similar membership numbers based on Lawriter’s current pricing methodology for the Service.

(j) The Thunderstone Agreement. On or about July 31, 1998, Lawriter entered into that certain agreement with Expansion Program International, Inc.\Thunderstone (the “Thunderstone Agreement”), pursuant to which Lawriter acquired the perpetual right to use the Thunderstone search engine and other Intellectual Property relating thereto in its provision of the Service (the “Thunderstone Software”). In the event that Lawriter is using the Thunderstone Software in the operation of the Service on June 15, 2008, Buyer shall be responsible for the payment of the $63,917.50 balance of the Thunderstone expansion fee which becomes payable on that date. If, however, Lawriter is not then using the Thunderstone Software in the operation of the Service, Sellers shall, jointly and severally, be responsible for the $63,917.50 payment due at that time (the “Thunderstone Obligation”).

SECTION 7. CONDITIONS TO OBLIGATION TO CLOSE.

(a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)  no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Lawriter Interests and to control Lawriter, or (D) materially and adversely affect the right of Lawriter to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Lawriter shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

(v) Sellers shall have provided to Buyer a notebook in which or compact disk on which a complete copy of all of the documents and other information provided in response to Buyer’s due diligence request shall be contained, and Buyer’s auditors shall have completed their audit of Lawriter’s books and records;

(vi) the Parties shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

(vii) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Buyer;

(viii) Buyer shall have received the resignations, effective as of the Closing, of each director or manager and officer of Lawriter;

(ix) Buyer shall have received evidence that the Lawriter and the Casemaker trademarks now being used by Lawriter have been transferred to Lawriter;

(x) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(xi) each of Shea and the Association shall have entered into separate consulting agreements, with restrictive covenants, substantially in the form attached hereto as Exhibit D, and such agreements shall be in full force and effect as of the Closing;

(xii) OSBA, Lawriter and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement, substantially in the form of Exhibit A, dated as of the` Closing Date;

(xiii) Each of the Members shall have transferred to Lawriter its respective rights in and to the tradenames “Lawriter” and “Casemaker” and the federal registrations of the trademarks associated therewith;

(xiv) Shea shall have caused Lawcorp to change its name to a name that does not contain the word “Lawriter” or “Casemaker” or any other name confusingly similar to either “Lawriter” or “Casemaker”;

(xv) Sellers shall have delivered to Buyer a copy of the certificate of formation, including all amendments to date, of Lawriter, certified on or soon before the Closing Date by the Secretary of State of the jurisdiction of Lawriter’s formation;

(xvi) Sellers shall have delivered to Buyer copies of the certificate of good standing of Lawriter, issued on or soon before the Closing Date by the Secretary of State of the jurisdiction of Lawriter’s organization;

(xvii) Sellers shall have delivered to Buyer a certificate of the secretary of Lawriter, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the certificate of organization of Lawriter since the date of the certificate described in clause (xv) above; (B) the Lawriter Operating Agreement and no amendments thereto since the date thereof; (C) the resolutions of the board of directors or managers (or a duly authorized committee thereof) of Lawriter authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (D) incumbency and signatures of the officers of Lawriter executing this Agreement or any other instrument or agreement contemplated by this Agreement;

(xviii) Lawriter and the Association shall have executed the License Agreement Amendment;

(xix) Termination of the following agreements as of and coincident with Closing, with any and all provisions thereunder being null and void thereafter:

(A)	Lawriter Operating Agreement

(B)	Joint Venture Agreement; and

(C)	Trademark License Agreement;

(xx) Each of the Sellers and the Ancillary Parties shall have delivered a general, full and unconditional release of and covenant not to sue for any and all claims he or it may have against the Lawriter Interest or Lawriter, a form of which agreement is attached hereto and as Exhibit G; and

(xxi) Sellers shall have made such other deliveries as are described as being their responsibility in Section 2(d) above.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligation. The Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) Buyer shall have delivered to Sellers evidence that Buyer has the right to make all or substantially all of the Additional Content available to the Association and the Consortium Parties at no additional charge throughout the Earnout Period, to include the Additional Content as part of the Escrowed Materials, and to provide rights to OSBA to use the same for the purposes described in the Escrow Agreement;

(vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers;

(vii) Buyer shall have executed and delivered the Escrow Agreement and the Escrowed Materials shall have been delivered to the Escrow Agent;

(viii) Lawriter and the Association shall have executed the License Agreement Amendment, and Lawriter and Lawcorp shall have executed the Security Agreement; and

(ix) Buyer shall have made such other deliveries as are described as being its responsibility in Section 2(d) above.

Sellers may waive any condition specified in this Section 7(b) on behalf of themselves if they execute a writing so stating at or prior to the Closing.

SECTION 8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a) Survival of Representations and Warranties.

(i) Business Reps. All of the representations and warranties of the Sellers, other than the Core Reps and Regulatory Reps (as each such phrase are defined below), shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter (collectively, the “Business Reps”).

(ii)  Core Reps. All of the Sellers’ representations and warranties contained in Section 3(a) above and the Sellers’ representations and warranties contained in Section 4(a), 4(b), 4(c), 4(d) and the last sentence of 4(e) of this Agreement (each, a “Core Rep”) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect indefinitely.

(iii) Regulatory Reps. All of the Sellers’ representations and warranties concerning compliance with laws or other governmental mandates (each, a “Regulatory Rep”) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until 30 days following the expiration of the applicable statutes of limitations (including any extension thereto).

(iv) Buyer’s Representations and Warranties. Buyer’s representations and warranties provided under Section 3(b) of this Agreement shall survive the Closing and continue in full force and effect following the expiration of the applicable statutes of limitations (including any extension thereto).

(v) Covenants. All of the Sellers,’ Ancillary Parties’ and Buyer’s covenants and agreements shall survive the Closing and continue in full force and effect indefinitely.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In General.

(A) Sellers’ Acts or Omissions (other than Post-Closing Covenants). In the event that any Seller breaches any of his or its representations, warranties or covenants, or agreements other than its Post-Closing Covenants (as governed by Section 8(b)(i)(B), below), and provided that Buyer makes a written claim for indemnification against Sellers pursuant to Section 11(g) below within the applicable period of limitations, then each Seller shall be obligated jointly and severally to indemnify Buyer or any Affiliate thereof from and against the entirety of any Adverse Consequences Buyer or any Affiliate thereof may suffer (including any Adverse Consequences Buyer or any Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach thereof; provided, however, that if Buyer elects in its sole and absolute discretion to exercise either (or both) of the remedies provided in Section 8(f) below, then Buyer shall exercise such right of set off or recoupment, as the case may be, against the Earnout by dividing evenly the amount so claimed against the Earnout between the Sellers, unless and until the amount of any such recoupment or set off proves insufficient to satisfy Buyer’s indemnity claims, in which case such limitation shall have no further applicability and Buyer shall have the right to pursue any and all such remedies otherwise available to it.

(B) Sellers’ Post-Closing Covenants and Ancillary Parties Acts or Omissions. In the event that any Seller breaches its Post Closing Covenants or Ancillary Party breaches any of his or its representations, warranties or covenants or agreements in this Agreement, and provided that Buyer makes a written claim for indemnification against any such breaching Party pursuant to Section 11(g) below within the applicable period of limitations, then such breaching Party shall be obligated severally, but not jointly, to indemnify Buyer or any Affiliate thereof from and against the entirety of any Adverse Consequences Buyer or any Affiliate thereof may suffer (including any Adverse Consequences Buyer or any Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach thereof.

(ii) Notwithstanding the provisions of Section 8(b)(i) above or Section 9 below, but subject to the provisions of (iii) below, Sellers shall only have an obligation to indemnify Buyer from and against any Adverse Consequences caused to Buyer by the breach of a Business Rep or the representations and warranties set forth in Section 4(i) or the obligation under Section 9 to indemnify Buyer for Taxes to the extent that Buyer has suffered Adverse Consequences in excess of $10,000 for any single claim or $90,000 in the aggregate of all such claims (the “Deductible,”) and then only to the extent of any such excess. The indemnification liability of Sellers and the Ancillary Parties under this Section 8 shall not exceed the sum of that portion of the Purchase Price already received by the Sellers and that portion of the Purchase Price that thereafter becomes payable to the Sellers pursuant to the terms of this Agreement taking into account Buyer’s rights of recoupment and set off as provided in this Section 8 below (the “Cap”), provided, however, (A) for purposes of the Cap, amounts paid by the Association or Ramey pursuant to the last sentence of Section 8(b)(i) shall be deemed to have been paid by OSBA and amounts paid by Shea pursuant to the last sentence of Section 8(b)(i) shall be deemed to have been paid by Lawcorp; and (B) that in the case of Lawcorp only, the Cap shall be reduced by the amount of Net Taxes. For purposes of this Section 8(b)(ii), the phrase “Net Taxes” shall mean the amount of any Acquisition Taxes actually paid by Shea, as the sole shareholder of Lawcorp (which is a Subchapter S corporation), increased by Available Refunds; “Acquisition Taxes” shall mean only those Taxes that constitute income taxes reported by Shea on his properly filed state, local, and federal income tax returns as being due and payable solely on account of Buyer’s purchase of the Lawriter Interest from Lawcorp in accordance with Section 2(a) of this Agreement; “Available Refunds” shall mean the amount of any overpayment in such Acquisition Taxes that Shea may have made due to him having satisfied a claim for indemnification in favor of Buyer under this Section 8.

(iii) Notwithstanding the limitation under Section 8(b)(ii) above, if and to the extent Buyer shall have any obligation to pay either Seller an Earnout payment as provided under Section 2(b)(ii) of this Agreement and Buyer’s claims for indemnification under this Agreement equal or exceed in the aggregate $90,000, then Buyer shall have the right to receive reimbursement of the $90,000, but only by either setting off or recouping (or both) the entirety of the Deductible against any such Earnout Payment in accordance with Section 8(f) below.

(iv) Specific Indemnification. If the insurance described in Schedule 4(p) fails to pay in full any Adverse Consequences incurred by Buyer in connection with any litigation that may be instituted in connection with the claim described in Schedule 4(q), Sellers shall be deemed to have breached the representation and warranty set forth in Section 4(q) and shall be liable to Buyer in accordance with the provisions of this Section 8(b). Sellers shall indemnify and hold harmless Buyer from and against any and all Adverse Consequences arising in connection with or otherwise relating to Thunderstone Obligation.

(c) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches any of its representations, warranties, covenants, or agreements contained herein and provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 11(h) below, then Buyer agrees to indemnify each claiming Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e) Remedies.  If the Closing occurs, the Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the sole and exclusive remedy of such Party for all matters described in this Section 8; provided, however, that the limitations and thresholds set forth in this Section 8 shall not apply with respect to (A) fraud, an intentional or willful misrepresentation, (B) any breach of any Core Rep, or (C) any equitable remedy, including a preliminary or permanent injunction or specific performance. Each Seller and Ancillary Party (other than Lawriter) hereby agrees that he or it will not make any claim for indemnification against Lawriter or Buyer by reason of the fact that he or it was a director, manager, officer, employee, consultant or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, manager, officer, consultant, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

(f) Recoupment and Right of Setoff Against Earnout, etc. Buyer shall have the option of recouping all or any part of any Adverse Consequences to which Buyer is entitled pursuant to this Section 8 or Section 9 by notifying Sellers that Buyer is reducing the Earnout, if any, payable to such Sellers. Buyer shall have the additional right to withhold and deduct any sum that may be owed to it under this Section 8 or Section 9 from any amount otherwise payable by Buyer pursuant to the Earnout; provided, that to exercise either of the foregoing rights of recoupment or setoff, Buyer shall deliver to Sellers a notice of such claim at least thirty (30) days prior to the date on which Buyer intends to exercise its right of recoupment or setoff hereunder. Notwithstanding anything in this Agreement to the contrary, the exercise by Buyer of any right of recoupment or setoff shall under no circumstances constitute a breach of this Agreement, even if it is subsequently determined that the amount so recouped or set off is higher than Buyer’s actual entitlement or Adverse Consequences or even if Buyer fails to provide timely such thirty (30) notice where a claim for indemnification arises within that thirty (30) day period immediately prior to the date on which an Earnout payment is required to be made and Buyer determines that subsequent Earnout payments, if any, will be insufficient to cover the amount of any such indemnification claim; provided, however, that if it is later determined by a court of competent jurisdiction that Buyer was not entitled to any portion of such recoupment or setoff, Buyer shall reimburse the applicable Seller for that portion of the attorneys’ fees and costs and expenses incurred by it in contesting the same that is equal to the percentage of the total recoupment or setoff to which it is determined that Buyer was not entitled.

SECTION 9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a) Tax Indemnification. Subject to the applicable provisions of Section 8, Sellers shall jointly and severally indemnify Buyer, and each Buyer Affiliate and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of Lawriter for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Income Taxes of any member of Lawriter or member of an affiliated, consolidated, combined, or unitary group of which Lawriter (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Income Taxes of any Person (other than Lawriter) imposed on Lawriter as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Income Taxes for such taxable period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for Lawriter that are filed after the Closing Date; provided, however, that the Members shall be responsible for filing all Income Tax Returns with respect to any periods ending on the Closing Date. Each Party shall permit the other Parties to review and comment on any such Income Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Income Tax Returns as are reasonably requested.

(d) Cooperation on Tax Matters.

(i) Buyer, Lawriter, Sellers and Ancillary Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Lawriter and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Lawriter relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Lawriter or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer, Sellers and Ancillary Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Lawriter shall be terminated as of the Closing Date and, after the Closing Date, Lawriter shall not be bound thereby or have any liability thereunder.

(f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Members.

SECTION 10. [Section Omitted.]

SECTION 11. MISCELLANEOUS.

(a) Press Releases and Public Announcements. Prior to the Closing, no Party shall make any announcement regarding any aspect of the transactions contemplated by this Agreement to any third party, including without limitation, the financial community, governmental agencies, employees, or the public generally, unless mutually agreed by Buyer and Sellers. After the Closing, each of the Sellers and Ancillary Parties agrees to not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as provided in Section 8.

(c) Entire Agreement. This Agreement (including all certificates, instruments or documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including without limitation, the October 10, 2007 letter of intent among the Parties relating to this transaction.

(d) Buyer Liability; Succession and Assignment. Each Buyer shall be jointly and severally liable for the performance of all obligations of Buyer under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers, and any such assignment shall be void; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when received by the Party for whom intended. The sending Party shall have the burden of proving receipt. Notices, requests, demands, claims and other communications shall addressed to the intended recipient as set forth below:

If to Sellers: To their addresses or facsimile numbers set forth below their signatures on the signature page of this Agreement	With a Copy, which shall not constitute notice, to: Thompson Hine LLP 10 West Second Street Dayton, Ohio 45402 Attn: Sharen Swartz Neuhardt, Esq.

If to Buyer: Collexis, Inc. 1201 Main Street, Suite 980 Columbia, SC 29201 Attn: President	With a Copy, which shall not constitute notice, to: McDaniel & Henry, LLP PO Box 681235 Marietta, Georgia 30068-0021 Attn: Frank McDaniel, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflicts of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia (the “Georgia Law”). Each of the Parties consents to the exclusive jurisdiction of the Federal and State Courts sitting in the County of Fulton in the State of Georgia in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on venue or inconvenient forum, to the bringing of any such proceeding in such jurisdiction (the “Georgia Courts”).

Each party agrees (1) to make no filing whatsoever either with or before any court, arbitrator or other tribunal other than in a Georgia Court or for the application of any law other than Georgia Law (except in the case where Federal law might apply) with respect to any matter or dispute arising under or in connection with either this Agreement or Escrow Agreement; (2) to not challenge the application of either Georgia Law or jurisdiction by or of the Georgia Courts (or both); and (3) in the event of any challenge by a court, arbitrator or other tribunal, sua sponte, to either the application of Georgia Law or jurisdiction by or of the Georgia Courts (or both), then in any such case each party shall cooperate in the filing of any and all pleadings and other documents as may be necessary to obtain or secure the application of Georgia Law or jurisdiction by or of the Georgia Court (or both).

Subject to the provisions of the last paragraph of this Section 11(h), should any Seller or Ancillary Party (or any successor, assignee or Affiliate thereof) make any filing in breach of this Section and thereafter fail to dismiss the same within ten (10) business days after written demand thereof by Buyer or fail to support the application of Georgia Law or jurisdiction by or of the Georgia Courts, the law of the State of South Carolina shall apply and jurisdiction for any and all disputes or other matters arising under this Agreement shall be moved to the State of South Carolina. Subject to the provisions of the last paragraph of this Section 11(h), should Buyer or any successor, assignee or Affiliate thereof make any filing in breach of this Section and fail to dismiss the same within ten (10) business days after written demand thereof by either Seller or Ancillary Party or fail to support the application of Georgia Law or jurisdiction by or of the Georgia Courts, the law of the State of Ohio shall apply and jurisdiction for any and all disputes or other matters arising under this Agreement shall be moved to the State of Ohio. In the event of any such dispute, the court shall award attorneys’ fees and expenses, and all costs, to the prevailing party.

In the event that the Georgia Courts shall determine that the Georgia Courts are not the proper forum for disputes arising under this Agreement or the Escrow Agreement, Sellers and the Ancillary Parties may pursue jurisdiction over Buyer in any court other than a court located in the State of Ohio, and Buyer may pursue jurisdiction over Sellers and the Ancillary Parties in any court other than a court located in the State of South Carolina.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, nor shall such waiver apply to any other provision, breach, default or misrepresentation.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each Seller and Buyer shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Members will bear all costs and expenses of Lawriter (including all of its legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that such transactions are consummated. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated hereby shall be paid by Members when due, and Members shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation; and, unless the context otherwise requires, the words “hereof,” “herein,” “hereunder” or the like refer to this Agreement as a whole. Nothing in the Disclosure Schedule or Annexes shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule or Annex identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance. Each Seller acknowledges and agrees that Buyer would be damaged irreparably in the event any provision hereof is not performed in accordance with its specific terms or otherwise is breached, so that Buyer shall be entitled to injunctive relief to prevent breaches of the provisions hereof and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which Buyer may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Lawriter is unique and recognize and affirm that in the event any Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, or other equitable relief.

(o) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in regulations promulgated under Code Section 6011) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement, in the case of any entity by its duly authorized officer, as of the date first above written.

BUYER
COLLEXIS HOLDINGS, Inc.

By:	/s/ William D. Kirkland
Name: William D. Kirkland
Title: Chief Executive Officer

LAWRITER, INC.

By:	/s/ William D. Kirkland
Name: William D. Kirkland
Title: President

SELLERS
Lawriter LLC

By:	/s/ Joseph W. Shea III
Name: Joseph W. Shea III
Title: Chief Executive Officer

Address:

c/o Shea & Associates
444 Chiquita Center
250 E. Fifth Street
Cincinnati, Ohio 45202

Institute of Legal Publishing, Inc. (f/k/a Lawriter Corporation)

By:	/s/ Joseph W. Shea III
Name: Joseph W. Shea III
Title: President

Address:

c/o Shea & Associates
444 Chiquita Center
250 E. Fifth Street
Cincinnati, Ohio 45202

OSBA.COM LLC

By:	/s/ Robert F. Ware
Name: Robert F. Ware
Title: Member

Address:

OSBA.COM LLC
c/o Ohio State Bar Association
P.O. Box 16562
Columbus, Ohio 43216-6562

ANCILLARY PARTIES

/s/ Joseph W. Shea III
Joseph W. Shea III

Address:

Joseph W. Shea III
c/o Shea & Associates
444 Chiquita Center
250 E. Fifth Street
Cincinnati, Ohio 45202

/s/ Denny L. Ramey
Denny Ramey

Address:
Denny L. Ramey
c/o Ohio State Bar Association
P.O. Box 16562
Columbus, Ohio 43216-6562

OHIO STATE BAR ASSOCIATION

By:	/s/ Robert F. Ware
Name: Robert F. Ware
Title: President

Address:
Ohio State Bar Association
P.O. Box 16562
Columbus, Ohio 43216-6562